Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Second Quarter 2015 Financial Results

- Record Q2 2015 Total Revenue, Adjusted EBITDA and Net Income –

- Strong Q2 2015 Revenue Growth of 44.9% Over the Same Period in 2014 -

- Raises 2015 Guidance -

Goleta, California, August 11, 2015 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three months ended June 30, 2015.

Second Quarter 2015 Highlights

•	Total revenue of $44.0 million, up 44.9% over the same period in 2014.
▪	Sales revenue of $32.4 million, up 58.3% over the same period in 2014.
▪	Rental revenue of $11.6 million, up 17.3% over the same period in 2014.
•	Adjusted EBITDA of $9.6 million, representing 28.8% growth over the same period in 2014 and a 21.7% return on revenue.
•	Net income of $3.5 million, reflecting a 51.3% increase over the same period in 2014.
•	Total units sold in Q2 2015 were 16,400, an increase of 78.3% over the same period in 2014, reflecting the strong consumer demand for the Company’s products across all channels.
•	Rental patient population increased to 31,600 as of June 30, 2015, reflecting growth of 25.9% over the second quarter of 2014.

“Our record revenues in the second quarter reflect exceptionally strong performance across all of our sales channels, as well as the benefit of seasonality. Net income and Adjusted EBITDA also reached record levels, demonstrating our substantial operating cost leverage,” said President and Chief Executive Officer, Raymond Huggenberger. “As we look out towards the second half of this year, we expect to see stronger than originally anticipated demand continue, and as a result, are updating our guidance for 2015 accordingly.”

Second Quarter Financial Results
Total revenue for the three months ended June 30, 2015 rose 44.9% to $44.0 million, from $30.4 million in the second quarter of 2014.  Total sales revenue in the second quarter of 2015 rose 58.3% from the second quarter of 2014.  Domestic business-to-business sales grew 80.5% over the same period in 2014 and represented the fastest growing channel in the quarter, primarily due to growing reseller and private label demand for the Company’s portable oxygen concentrators. International business-to-business sales grew 71.7% over the same period in 2014.  International business-to-business sales continued to materially exceed the Company’s expectations, in large part due to the strength of its European partners.  Direct-to-consumer sales rose 35.0% over the same period in 2014, primarily due to the impact of the additional sales headcount the Company added at the end of 2014 and in the first half of 2015.  Direct-to-consumer rental revenue grew 17.3% over the same period in 2014. The Company’s total patient population increased by 1,600 net patients in the second quarter of 2015 compared to the first quarter of 2015.  Inogen continues to shift sales capacity towards consumer sales instead of rentals, primarily due to the upcoming additional Medicare reimbursement cuts.  Combined, direct-to-consumer sales and rental revenue represented more than half of our total revenue in the quarter, highlighting the strength of the Company’s direct-to-consumer model and growing brand awareness.

Gross margin was $20.8 million, or 47.3% of revenue, in the second quarter of 2015 compared to $15.1 million, or 49.7% of revenue in the comparative period in 2014.  Sales gross margin was $14.5 million, or 44.8% of revenue in the second quarter of 2015 versus $9.8 million, or 47.8% of revenue in the second quarter of 2014.  The decline in sales gross margin percentage was primarily related to a shift in sales mix towards lower gross margin business-to-business revenue streams domestically and internationally versus direct-to-consumer revenue.  In addition, while average-selling prices for direct-to-consumer increased in the second quarter of 2015 primarily due to the pricing trial conducted in the second quarter of 2014, average-selling prices declined across business-to-business sales as volume increased to resellers, private label partners, and international customers.  Rental gross margin was 54.1% in the second quarter of 2015 versus 53.7% in the second quarter of 2014, primarily due to lower servicing costs of the Company’s rental patients on service.

Operating expense was $15.5 million, or 35.2% of revenue, in the second quarter of 2015 versus $11.2 million, or 36.7% of revenue, in the second quarter of 2014. Research and development expense was $1.0 million in the quarter versus $0.9 million in 2014, primarily due to increased personnel-related expenses for engineering projects. Sales and marketing expense was $7.6 million in the quarter versus $6.4 million in 2014, primarily due to increased direct-to-consumer personnel-related expenses and related customer and clinical services personnel-related expenses. General and administrative expense was $6.9 million in the quarter, compared to $3.9 million in 2014. The increase was primarily related to increased legal fees and personnel-related costs.  General and administrative expense for the quarter included $0.9 million in legal and accounting fees associated with the audit committee investigation and class action lawsuit that were both concluded in the second quarter of 2015.  Expenses associated with the audit committee investigation and the class action lawsuit in the six-month period ended June 30, 2015 were $1.8 million.  These costs are expected to be non-recurring in future periods.

Adjusted EBITDA for the three months ended June 30, 2015 rose 28.8% to $9.6 million from $7.4 million in the second quarter of 2014.

Net income for the three months ended June 30, 2015 increased 51.3% to $3.5 million from $2.3 million in the second quarter of 2014, or $0.17 per diluted common share on a GAAP basis compared to $0.11 per diluted common share on a GAAP basis in the second quarter of 2014. In the second quarter of 2015, Inogen’s effective tax rate was 34.9%.

Cash, cash equivalents and short-term investments were $66.1 million as of June 30, 2015, an increase of $5.0 million in the quarter primarily due to profits, reduced working capital, and option exercises, partially offset by investments in property and equipment primarily for the Company’s rental fleet additions.

Financial Outlook for 2015

Inogen is increasing its 2015 revenue guidance to a range of $145 to $149 million, which represents year-over-year growth of 28.8% to 32.4%. This compares to the previous revenue expectation of $133 to $137 million.  This increase in guidance is associated with better than expected business-to-business revenue worldwide.  The Company typically sees the highest revenue seasonality in the second quarter of the year when patients are more likely to travel and as a result purchase or rent its products.

The Company is also increasing its 2015 Adjusted EBITDA estimate to a range of $29 to $32 million, representing an increase of 21.1% to 33.6% over 2014. This is updated from prior guidance of $27 to $30 million.

Net income for 2015 is currently expected to be in the range of $8.5 to $10 million, representing an approximate increase of 24.5% to 46.5% over 2014.  This is updated from a prior range of $8 to $9.5 million.  The one-time general and administrative operating expenses of $1.8 million associated with the audit committee investigation are included in this guidance, and all expenses were incurred during the six-month period ended June 30, 2015.

The Company continues to expect an effective tax rate in 2015 of approximately 35%.

The Company also confirms its expectation of net positive cash flow for 2015 with no additional equity capital required to meet its current plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 427-4393 for domestic callers or (484) 756-4258 for international callers and reference Conference ID: 85194368. To listen to a live webcast, please visit the investor relations section of Inogen's website at: www.inogen.com.

A replay of the call will be available beginning August 11, 2015 at 3:30pm PT/6:30pm ET through midnight on August 12, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 85194368. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, www.inogen.com/investor, as a means of disclosing material non-public information and for complying with its disclosure obligations under the Securities and Exchange Commission’s Regulation FD. For more information, including a copy of our most recent Corporate Presentation, visit www.inogen.com/investor.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding Inogen's current estimates of full year 2015 revenue, Adjusted EBITDA, effective tax rate, cash flow, and net income. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including in connection with the implementation of the competitive bidding and the newly released Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully launch new products and applications; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen's business and operating results are contained in Inogen's Annual Report on Form 10-K for the year ended December 31, 2014 and in Inogen's subsequent reports on Form 10-Q and Form 8-K, filed with the Securities and Exchange Commission, including Inogen’s Quarterly Report on Form 10-Q for the period ended June 30, 2015 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and six months ended June 30, 2015 and 2014. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans and to benchmark Inogen's performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of Adjusted EBITDA to net income as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Balance Sheet

(unaudited)

(amounts in thousands)

	June 30,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$51,822	$56,836
Short-term investments	14,240	—
Accounts receivable	24,765	19,349
Inventories	9,308	7,616
Deferred cost of revenue	460	515
Income tax receivable	2,148	2,129
Deferred tax asset - current	4,976	4,976
Prepaid expenses and other current assets	1,723	1,122
Total current assets	109,442	92,543
Property and equipment, net	32,174	31,927
Intangible assets, net	238	270
Deferred tax asset - noncurrent	15,248	15,248
Other assets	97	97
Total assets	$157,199	$140,085
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$17,181	$11,273
Accrued payroll	4,257	4,066
Current portion of long-term debt	307	299
Warranty reserve - current	1,065	781
Deferred revenue	2,278	2,316
Total current liabilities	25,088	18,735
Warranty reserve - noncurrent	541	334
Deferred revenue - noncurrent	3,155	2,176
Long-term debt, net of current portion	159	315
Other noncurrent liabilities	339	375
Total liabilities	29,282	21,935
Stockholders' equity
Common stock	19	19
Additional paid-in capital	179,560	174,824
Accumulated deficit	(51,662)	(56,693)
Total stockholders' equity	127,917	118,150
Total liabilities and stockholders' equity	$157,199	$140,085

Statements of Operations

(unaudited)

(amounts in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue
Sales revenue	$32,385	$20,464	$55,434	$35,321
Rental revenue	11,644	9,929	22,347	18,705
Total revenue	44,029	30,393	77,781	54,026
Cost of revenue
Cost of sales revenue	17,866	10,682	30,455	18,223
Cost of rental revenue, including depreciation of $2,944 and $2,503 for the three
months ended and $5,900 and $4,760 for the six months ended, respectively	5,341	4,597	10,481	8,751
Total cost of revenue	23,207	15,279	40,936	26,974
Gross profit	20,822	15,114	36,845	27,052
Operating expense
Research and development	975	879	1,838	1,514
Sales and marketing	7,567	6,364	14,491	12,069
General and administrative	6,935	3,908	12,653	7,957
Total operating expense	15,477	11,151	28,982	21,540
Income from operations	5,345	3,963	7,863	5,512
Other income (expense)
Interest expense	(6)	(203)	(13)	(336)
Interest income	26	12	38	18
Change in fair value of preferred stock warrant liability	—	—	—	36
Other income (expense)	(51)	4	(156)	11
Total other expense, net	(31)	(187)	(131)	(271)
Income before provision for income taxes	5,314	3,776	7,732	5,241
Provision for income taxes	1,855	1,490	2,701	2,067
Net income	$3,459	$2,286	$5,031	$3,174

Basic net income per share attributable to common stockholders	$0.18	$0.13	$0.26	$0.13
Diluted net income per share attributable to common stockholders	$0.17	$0.11	$0.24	$0.11

Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	19,310,064	18,201,661	19,239,218	13,843,803
Diluted common shares	20,672,414	20,146,915	20,617,342	15,826,754

Supplemental Financial Information

(unaudited)

(amounts in thousands, except units and patients)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue by region and category
Business-to-business domestic sales	$9,916	$5,493	$15,796	$8,938
Business-to-business international sales	10,571	6,156	18,969	10,602
Direct-to-consumer domestic sales	11,898	8,815	20,669	15,781
Direct-to-consumer domestic rentals	11,644	9,929	22,347	18,705
Total revenue	$44,029	$30,393	$77,781	$54,026
Additional non-GAAP financial measures
Units sold	16,400	9,200	27,400	15,500
Net rental patients as of period-end	31,600	25,100	31,600	25,100

Reconciliation of U.S. GAAP to Pro-Forma and Non-GAAP Financial Information

(unaudited)

(amounts in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
EBITDA and Adjusted EBITDA	2015	2014	2015	2014
Net income	$3,459	$2,286	$5,031	$3,174
Non-GAAP adjustments:
Interest expense	6	203	13	336
Interest income	(26)	(12)	(38)	(18)
Provision for income taxes	1,855	1,490	2,701	2,067
Depreciation and amortization	3,464	2,928	6,908	5,586
EBITDA	8,758	6,895	14,615	11,145
Change in fair value of preferred stock warrant liability	—	—	—	(36)
Stock-based compensation	809	535	1,327	666
Adjusted EBITDA	$9,567	$7,430	$15,942	$11,775

Pro-forma non-GAAP results of EPS calculation
Net income attributable to common stockholders before preferred
rights dividend	$3,459	$2,286	$5,031	$2,187
Add deemed dividend on redeemable convertible preferred stock	—	—	—	987
Pro-forma net income	$3,459	$2,286	$5,031	$3,174

Pro-forma net income per share - basic common stock	$0.18	$0.13	$0.26	$0.18
Pro-forma net income per share - diluted common stock	$0.17	$0.11	$0.24	$0.16

Denominator:
Pro-forma weighted-average common shares - basic common stock	19,310,064	18,201,661	19,239,218	17,308,133
Pro-forma weighted-average common shares - diluted common stock	20,672,414	20,146,915	20,617,342	19,291,084